Exhibit 99.1

eGain Announces Financial Results for the Second Fiscal Quarter Ended December 31, 2009

Quarter Highlights

•	Recurring services revenue up 18% from comparable year-ago quarter

•	Operating margin of 17%

•	GAAP net income of $1.1 million

Mountain View, Calif. (February 11, 2010) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the second fiscal quarter ended December 31, 2009.

Total revenue for the second quarter of fiscal year 2010 was $8.3 million, a decrease of 13% from the comparable year-ago quarter. Total revenue for the six months ended December 31, 2009 was $16.3 million, a decrease of 8% from the same period last year.

License revenue for the second quarter of fiscal year 2010 was $2.5 million, a decrease of 29% from the comparable year-ago quarter. License revenue for the six months ended December 31, 2009 was $4.5 million, a decrease of 13% from the same period last year. Recurring services revenue for the second quarter of fiscal year 2010 was $4.3 million, an increase of 18% from the comparable year-ago quarter. Recurring services revenue for the six months ended December 31, 2009 was $8.3 million, an increase of 7% from the same period last year. Professional services revenue for the second quarter of fiscal year 2010 was $1.5 million, a decrease of 38% from the comparable year-ago quarter. Professional services revenue for the six months ended December 31, 2009 was $3.5 million, a decrease of 27% from the same period last year.

Gross margin for the second quarter of fiscal year 2010 was 69%, compared to 73% in the comparable year-ago quarter. Gross margin for the six months ended December 31, 2009 was 69%, unchanged from the same period last year. Total operating costs and expenses for the second quarter of fiscal year 2010 were $4.4 million, a decrease of 15% from the comparable year-ago quarter. Total operating costs and expenses for the six months ended December 31, 2009 were $8.8 million, a decrease of 16% from the same period last year.

Net income for the second quarter of fiscal year 2010 was $1.1 million, or $0.05 per share on a basic and $0.04 per share on a diluted basis, compared to a net income of $2.0 million, or $0.09 per share on a basic and diluted basis for the comparable year-ago quarter. Net income for the second quarter of fiscal year 2010 included stock-based compensation of $77,000 and interest and tax expense of $373,000, compared to stock-based compensation expense of $89,000 and a net of interest expense and tax benefit of $239,000 for the comparable year-ago quarter.

Net income for the six months ended December 31, 2009 was $1.8 million, or $0.08 per share on a basic and diluted basis, compared to a net income of $1.4 million, or $0.08 per share on a basic and diluted basis for the same period last year. Net income for the six months ended December 31, 2009 included stock-based compensation of $132,000 and interest and tax expense of $650,000, compared to stock-based compensation expense of $172,000 and a net of interest expense and tax benefit of $710,000 for the same period last year.

Total cash and cash equivalents were $6.0 million at December 31, 2009, compared to $4.7 million at September 30, 2009. Cash provided by operations was $2.1 million for the six months ended December 31, 2009, compared to cash provided by operations of $126,000 for the same period last year. Days sales outstanding in receivables for the second quarter of fiscal year 2010 were 51 days, compared to 52 days for the comparable year-ago quarter. Deferred revenues totaled $6.3 million at December 31, 2009, up from $5.5 million at September 30, 2009.

eGain’s revenues for the second quarter of fiscal year 2010 were positively impacted by the increased value of foreign currencies when compared to the U.S. dollar. On a constant currency basis, using the exchange rates in effect on June 30, 2009, revenues for the second quarter of fiscal year 2010 would have been down approximately 14%, rather than down 13% when compared to second quarter of fiscal year 2009.

eGain’s revenues for the six months ended December 31, 2009 were negatively impacted by the reduced value of foreign currencies when compared to U.S. dollars. On a constant currency basis, using the exchange rates in effect on June 30, 2009, revenues for the six months ended December 31, 2009 would have been down approximately 6%, rather than down 8% when compared to six months ended December 31, 2008.

“We are pleased with our performance,” said Ashu Roy, eGain’s CEO. “Our revenue, earnings and cash flow were all up sequentially this quarter. On the product front we see strong adoption for our recently released eGain Service 9 - among both existing clients and prospects. Based on this sustained momentum we are increasing our investment in sales and marketing.”

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the second quarter of fiscal year 2010 were $4.2 million, a decrease of 7% from the comparable year-ago quarter. Of the total new hosting and license bookings in the second quarter of fiscal year 2010, 29% was from new hosting bookings and 71% was from new license bookings, compared to 15% from new hosting bookings and 85% from new license bookings in the comparable year-ago quarter. On a constant currency basis, using the exchange rates in effect on June 30, 2009, bookings for the second quarter of fiscal year 2010 would have been down approximately 9%, rather than down 7%, when compared to the comparable year-ago quarter.

•

New hosting and license bookings for the six months ended December 31, 2009 were $8.4 million, a decrease of 8% from the same period last year. Of the total new hosting and license bookings in the six months ended December 31, 2009, 38% was from new hosting bookings and 62% was from new license bookings, compared to 25% from new hosting bookings and 75% from new license bookings in the same period last year. On a constant currency basis, using the exchange rates in effect on June 30, 2009, bookings for the six months ended December 31, 2009 would have been down approximately 4%, rather than down 8%, when compared to the comparable year-ago quarter.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTC BB: EGAN.OB) is the leading provider of multichannel customer service and knowledge management software for on-site or on-demand deployment. For over a decade, hundreds of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs (CIHs). Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, eGain solutions improve customer experience, optimize service processes end to end, increase sales, and enhance contact center performance.

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter at @eGain (http://twitter.com/egain) and Facebook at (http://facebook.com/egain).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our allocation of resources, enterprise-focused business model’s effect on our bookings and the effect of global currency exchange rates on our business are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2009, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com
650-230-7532
PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2009	June 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$5,970	$7,511
Restricted cash	13	13
Accounts receivable, net	4,688	4,308
Prepaid and other current assets	437	538

Total current assets	11,108	12,370

Property and equipment, net	968	995
Goodwill, net	4,880	4,880
Other assets	398	391

Total assets	$17,354	$18,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$801	$979
Accrued compensation	1,787	2,429
Accrued liabilities	1,662	2,141
Current portion of deferred revenue	6,118	5,398
Current portion of capital lease obligation	177	181
Current portion of bank borrowings	125	3,125

Total current liabilities	10,670	14,253

Deferred revenue, net of current portion	223	133
Capital lease obligation, net of current portion	99	187
Related party notes payable	8,199	7,697
Bank borrowings, net of current portion	52	115
Other long term liabilities	338	344

Total liabilities	19,581	22,729

Stockholders’ deficit:
Common stock	22	22
Additional paid-in capital	323,644	323,550
Notes receivable from stockholders	(78)	(76)
Accumulated other comprehensive loss	(580)	(506)
Accumulated deficit	(325,235)	(327,083)

Total stockholders’ deficit	(2,227)	(4,093)

Total liabilities and stockholders’ deficit	$17,354	$18,636

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Revenue:
License	$2,516	$3,529	$4,470	$5,128
Recurring services	4,292	3,637	8,276	7,748
Professional services	1,504	2,423	3,541	4,852

Total revenue	8,312	9,589	16,287	17,728
Cost of license	83	19	151	38
Cost of recurring services	1,129	1,078	2,281	2,204
Cost of professional services	1,336	1,501	2,631	3,216

Gross profit	5,764	6,991	11,224	12,270

Operating costs and expenses:
Research and development	1,285	1,400	2,455	2,925
Sales and marketing	2,350	2,851	4,784	5,633
General and administrative	731	873	1,517	1,920

Total operating costs and expenses	4,366	5,124	8,756	10,478
Income from operations	1,398	1,867	2,468	1,792
Interest expense, net	(279)	(335)	(556)	(820)
Other income net	36	341	30	365

Income before income tax	1,155	1,873	1,942	1,337
Benefit / (provision) for income taxes	(94)	96	(94)	110

Net Income	$1,061	$1,969	$1,848	$1,447

Per share information:

Basic net income per common share	$0.05	$0.09	$0.08	$0.08

Diluted net income per common share	$0.04	$0.09	$0.08	$0.08

Weighted average shares used in computing basic net income per common share	22,205	22,213	22,209	19,035

Weighted average shares used in computing diluted net income per common share	24,232	22,213	22,444	19,035

eGain Communications Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2009	% of revenue	2008	% of revenue	% Increase (Decrease) in US$	% Increase (Decrease) in Constant Currency (1)
Total revenue	$8,312	100%	$9,589	100%	-13%	-14%
Gross profit	$5,764	69%	$6,991	73%	-18%	-20%
Total operating costs and expenses	$4,366	53%	$5,124	53%	-15%	-19%
Income from operations	$1,398	17%	$1,867	19%	-25%	-24%
Net Income	$1,061	13%	$1,969	21%	-46%	-33%

	Six Months Ended December 31,

	2009	% of revenue	2008	% of revenue	% Increase (Decrease) in US$	% Increase (Decrease) in Constant Currency (1)
Total revenue	$16,287	100%	$17,728	100%	-8%	-6%
Gross profit	$11,224	69%	$12,270	69%	-9%	-9%
Total operating costs and expenses	$8,756	54%	$10,478	59%	-16%	-17%
Income from operations	$2,468	15%	$1,792	10%	38%	40%
Net Income	$1,848	11%	$1,447	8%	28%	21%

(1)	We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparable year-ago period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the exchange rate in effect June 30, 2009, which was the last day of our prior fiscal year, rather than the actual exchange rates in effect during the respective periods.

NM - Not Meaningful